Exhibit 99.3

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. DeVellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES ALLIANCE WITH PFIZER IN ION CHANNEL-FOCUSED

THERAPEUTICS FOR PAIN AND RELATED DISORDERS

RESEARCH TRIANGLE PARK, N.C. (August 14, 2007) – Icagen, Inc. (NASDAQ: ICGN) today announced that it has entered into a worldwide collaboration and licensing agreement with Pfizer for the discovery, development and commercialization of compounds which modulate three specific sodium ion channels as new potential treatments for pain and related disorders. Under the terms of the agreement, Icagen and Pfizer will combine resources to identify compounds that target these three ion channels in a global research and development collaboration. The companies will form a joint research committee to monitor and oversee the collaboration. Pfizer will fund all aspects of the collaboration including the research and preclinical development efforts at Icagen and will have exclusive worldwide rights to commercialize products that result from the collaboration. In addition, in connection with the collaboration Pfizer will make an equity investment in Icagen.

The ion channel targets included in the collaboration are important in the generation of electrical signals in nerve fibers that mediate the initiation, transmission and sensation of pain. In preclinical studies, compounds identified by Icagen have demonstrated efficacy in pain models. Icagen has also established a broad portfolio of intellectual property in this area, covering multiple promising compounds targeting sodium channels.

“We are enthusiastic about entering into this collaboration with Pfizer,” said P. Kay Wagoner, Ph.D., President and CEO of Icagen. “By combining one of our multi-target ion channel pain programs with similar programs at Pfizer, we believe that together our scientific teams will be well positioned to capitalize upon this exciting therapeutic opportunity. Given that there are three different ion channel targets in the collaboration, we believe that there is a possibility for at least three unique products to emerge from this joint effort. It is a distinct privilege to join forces with Pfizer as we continue to advance our mission of discovering and developing novel medications that address areas of real medical need. The formation of this collaboration further underlines Icagen’s commitment to bringing new treatment options for pain to patients and physicians worldwide.”

Douglas Krafte, Ph.D., Vice President, Biology and Pharmacology of Icagen noted, “Over the past several years, Icagen has continued to invest in our ion channel drug discovery platform. We believe that today this platform provides us with wide-ranging ion channel drug discovery capabilities, across multiple channel subtypes and encompassing several disease indications, particularly those of nervous system origin, including epilepsy and pain. This collaboration with Pfizer is an important step in realizing the potential inherent in this platform, and we are delighted to have a partner of Pfizer’s capabilities as we pursue these important research programs.”

Under the terms of the agreement, Pfizer will provide $38.0 million in committed funding to Icagen over the first two years of the collaboration, including an initial upfront license fee of $12.0 million, up to $15.0 million through an equity commitment, and research and development funding. The equity commitment is comprised of an initial investment in Icagen common stock in the amount of $5.0 million at fair market value on the effective date of the agreement and an equity put option, exercisable by Icagen, to sell to Pfizer at fair market value up to $10.0 million of common stock, subject to certain terms and conditions, at any time during the first eighteen months following the signing of the agreement. Additionally, Icagen is eligible to receive $359 million in research, development, regulatory and commercialization milestones for each product. Icagen is also eligible to receive tiered royalties, against which the commercialization milestones are creditable, depending upon sales achieved.

Based upon the financial terms of the collaboration, the Company now expects to end the third quarter of 2007 with approximately $46.0 million in cash, and approximately an additional $20.0 million in committed funding, including research and development funding and the equity put option. The Company is evaluating the effect of the Pfizer collaboration on projected revenues for 2007 and will provide updated financial guidance in connection with the release of the third quarter financial results.

Richard Katz, M.D., SVP Finance and Corporate Development, and CFO of Icagen noted, “This major alliance with Pfizer marks an important milestone in Icagen’s corporate development, and accelerates the transition of the Company to its newer focus areas, including particularly disorders of the central and peripheral nervous system such as pain and epilepsy. From a financial perspective, the completion of this transaction provides the Company with additional capital to advance our portfolio of research and development programs across multiple novel ion channel targets, while further strengthening our core ion channel technology platform.”

Conference Call

The Company will host a conference call at 10:00 a.m. ET to discuss the Pfizer collaboration. Participants will include P. Kay Wagoner, Ph.D., President and CEO; Richard D. Katz, M.D., SVP, Finance and Corporate Development, and Chief Financial Officer; Seth V. Hetherington, M.D., SVP Clinical and Regulatory Affairs; Douglas Krafte, Ph.D., Vice President of Biology and Pharmacology; Greg Rigdon, Vice President of New Product Development; and Mark Suto, Ph.D., Vice President of Chemistry.

A live webcast of the conference call will be available on Icagen’s website at www.icagen.com. An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call.

To listen to the conference call, please dial:

888-693-3477 (United States and Canada)

973-582-2710 (International)

The access code for the call is 9128539.

A playback of the call will be available from approximately 1:00 p.m. ET on August 14 through August 21, 2007 and may be accessed by dialing:

877-519-4471 (United States and Canada)

973-341-3080 (International)

The access code for the call is 9128539.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain, inflammation, sickle cell disease and dementia, including Alzheimer’s disease.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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